Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-1) and related Prospectus of Skyward Specialty Insurance Group, Inc. and to the incorporation by reference therein of our report dated March 28, 2023, with respect to the consolidated financial statements and financial statement schedules of Skyward Specialty Insurance Group, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2022, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Houston, Texas

June 5, 2023